Exhibit 3.1

FIRST AMENDMENT

TO

AMENDED AND RESTATED TRUST AGREEMENT

OF PACIFIC COAST OIL TRUST

AMONG

PACIFIC COAST ENERGY COMPANY LP

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

and

THE BANK OF NEW YORK

MELLON TRUST COMPANY, N.A.

Dated: As of June 15, 2012

FIRST AMENDMENT TO

AMENDED AND RESTATED

TRUST AGREEMENT OF

PACIFIC COAST OIL TRUST

This First Amendment (this “Amendment”) to the Amended and Restated Trust Agreement of Pacific Coast Oil Trust, a Delaware statutory trust (the “Trust”), is entered into effective as of the 15th day of June, 2012, by and between WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States with its principal office in Wilmington, Delaware, as Delaware Trustee, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national association organized under the laws of the United States, as Trustee. The above-named entities are sometimes referred to in this Amendment collectively as the “Parties.”

RECITALS:

1. The Parties, together with Pacific Coast Energy Company LP, a Delaware limited partnership, entered into that certain Amended and Restated Trust Agreement of Pacific Coast Oil Trust dated as of May 8, 2012 (the “Trust Agreement”) in connection with the offer and sale by PCEC of 18,500,000 trust units representing beneficial interests in the Trust.

2. The Parties desire to amend the Trust Agreement pursuant to Section 10.02(a) thereof to restate certain definitions set forth in Article I of the Trust Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Trust Agreement Amendment.

A. The definition of “Conveyance” in Article I of the Trust Agreement is hereby replaced in its entirety with the following:

“ “Conveyance” means the Conveyance of Net Profits Interests and Overriding Royalty Interest entered into on June 15, 2012, from PCEC, as grantor, to the Trust, as grantee, as the same may be amended, supplemented or otherwise modified from time to time.”

B. The definition of “Operating and Services Agreement” in Article I of the Trust Agreement is hereby replaced in its entirety with the following:

“ “Operating and Services Agreement” means the Operating and Services Agreement entered into on May 8, 2012, by and between PCEC and the Trust, as the same may be amended, supplemented or otherwise modified from time to time.”

C. The definition of “Registration Rights Agreement” in Article I of the Trust Agreement is hereby replaced in its entirety with the following:

“ “Registration Rights Agreement” means the Registration Rights Agreement entered into on May 8, 2012, by and between PCEC and the Trust, as the same may be amended, supplemented or otherwise modified from time to time.”

2. Acknowledgement. Except as amended hereby, the Trust Agreement shall remain in full force and effect as previously executed, and the Parties hereby ratify the Trust Agreement as amended hereby.

3. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered (including by facsimile) to the other Parties.

4. Governing Law. This Amendment shall be governed by the laws of the State of Delaware (without regard to the conflict of laws principles).

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Amendment on, and effective as of, the date first set forth above.

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as Delaware Trustee

By:	/s/ Jessica Williams
Name: Jessica Williams
Title: Banking Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity but solely as Trustee

By:	/s/ Michael J. Ulrich
Name: Michael J. Ulrich
Title: Vice President

[Signature page to the First Amendment to the Amended and Restated Trust Agreement of Pacific Coast Oil Trust]